Exhibit 99.1

Concrete Pumping Holdings Reports Third Quarter Fiscal Year 2024 Results

DENVER, CO – September 4, 2024 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the "Company" or "CPH"), a leading provider of concrete pumping and waste management services in the U.S. and U.K., reported financial results for the third quarter ended July 31, 2024.

Third Quarter Fiscal Year 2024 Summary vs. Third Quarter of Fiscal Year 2023 (unless otherwise noted)

●	Revenue of $109.6 million compared to $120.7 million.
●	Gross profit of $44.5 million compared to $49.5 million.
●	Income from operations of $16.6 million compared to $19.5 million.
●	Net income of $7.6 million compared to $10.3 million.
●	Net income attributable to common shareholders of $7.1 million or $0.13 per diluted share and net income margin of 6.9%, compared to $9.9 million or $0.18 per diluted share and net income margin of 8.6%.
●	Adjusted EBITDA[1] of $31.6 million compared to $34.9 million, with Adjusted EBITDA margin[1] of 28.8% compared to 28.9%.
●	Amounts outstanding under debt agreements were $375.0 million with net debt[1] of $348.7 million. Total available liquidity was $236.3 million as of July 31, 2024, compared to $195.5 million as of July 31, 2023.

Management Commentary

“In the third quarter, continued organic growth in our U.S. Concrete Waste Management business was offset by a series of factors that impacted volume-driven declines in our U.S. Concrete Pumping segment,” said CPH CEO Bruce Young. “Historic rainfall in Texas and across the southeast region, together with ongoing restrictive monetary policy, curtailed construction volumes for the quarter. Higher interest rates have impacted the timing of more rate-sensitive commercial projects, and higher commercial building vacancy rates have delayed project starts on new build projects. Meanwhile, our Concrete Waste Management business continued to grow at an impressive double-digit rate, driven by healthy market share growth and our ability to improve pricing. We expect the tailwinds in this business to continue."

“Despite the weaker overall demand environment, we continue to strengthen our balance sheet by paying down debt and preserving our free cash flow and Adjusted EBITDA margin. This speaks to our strong financial profile and unit economics, as well as our disciplined approach to managing our fleet. While we expect the demand environment to remain variable in the final quarter of our fiscal year, we believe our scale, the strength of our balance sheet and our robust liquidity has us positioned to drive strong shareholder returns as the commercial end market recovers.”

1 Adjusted EBITDA, Adjusted EBITDA margin, net debt and leverage ratio are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America ("GAAP"). See "Non-GAAP Financial Measures" below for a discussion of the non-GAAP financial measures used in this release and a reconciliation to their most comparable GAAP measures.

Third Quarter Fiscal Year 2024 Financial Results

Revenue in the third quarter of fiscal year 2024 was $109.6 million compared to $120.7 million in the third quarter of fiscal year 2023. The decrease was mostly attributable to a decline in the Company’s U.S. Concrete Pumping segment due to a slowdown in commercial construction work, an oversaturation of concrete pumps in certain markets and higher than normal rainfall throughout the quarter in certain markets. This was partially offset by continued strong growth in the Concrete Waste Management Services segment.

Gross profit in the third quarter of fiscal year 2024 was $44.5 million compared to $49.5 million in the prior year quarter. Gross margin was 40.6% compared to 41.0% in the prior year quarter, primarily related to lower revenue in the Company's U.S. Concrete Pumping segment and higher depreciation expense, offset by improved labor, fuel and repair and maintenance costs.

General and administrative expenses in the third quarter decreased to $27.9 million compared to $29.9 million in the prior year quarter. The decrease was largely due to non-cash decreases in amortization expense of $1.0 million, stock-based compensation of $0.3 million and lower labor costs of approximately $0.8 million. As a percentage of revenue, G&A costs were 25.5% in the third quarter compared to 24.8% in the prior year quarter.

Net income in the third quarter of fiscal year 2024 was $7.6 million compared to $10.3 million in the prior year quarter. Net income attributable to common shareholders in the third quarter of fiscal year 2024 was $7.1 million, or $0.13 per diluted share, compared to $9.9 million, or $0.18 per diluted share, in the prior year quarter.

Adjusted EBITDA in the third quarter of fiscal year 2024 decreased to $31.6 million compared to $34.9 million in the prior year quarter due to the lower revenue and gross profit, as discussed above. Adjusted EBITDA margin was 28.8% compared to the prior year quarter at 28.9%.

Liquidity

On July 31, 2024, the Company had debt outstanding of $375.0 million, net debt of $348.7 million and total available liquidity of $236.3 million.

Segment Results

U.S. Concrete Pumping. Revenue in the third quarter of fiscal 2024 decreased to $75.2 million compared to $87.3 million in the prior year quarter. The decrease was primarily attributable to lower volumes caused by a general slowdown in commercial construction work, mostly due to the price sensitive impact on project starts from high interest rates, oversaturation of concrete pumps in certain markets and higher than normal rainfall in the Company's southeast regions and historically high rainfall in the Company's Texas markets. Net income in the third quarter of fiscal year 2024 decreased to $3.5 million compared to $3.8 million in the prior year quarter. Adjusted EBITDA was $20.1 million in the third quarter of fiscal year 2024 compared to $22.7 million in the prior year quarter, largely driven by the revenue decline.

U.K. Operations. Revenue in the third quarter of fiscal year 2024 decreased to $15.9 million compared to $17.3 million in the prior year quarter. Excluding the impact from foreign currency translation, revenue was down 9% year-over-year due to lower volumes caused by a general slowdown in commercial construction work, mostly due to the impact from high interest rates. Net income in the third quarter of fiscal year 2024 decreased to $0.9 million compared to $1.6 million in the prior year quarter. Adjusted EBITDA was $4.2 million in the third quarter of fiscal year 2024 compared to $4.8 million in the prior year quarter due to lower volumes caused by a general slowdown in commercial construction work, mostly due to the impact from high interest rates, partially offset by a reduction in repair costs.

U.S. Concrete Waste Management Services. Revenue in the third quarter of fiscal year 2024 increased 15% to $18.5 million compared to $16.1 million in the prior year quarter, driven by robust organic growth and pricing improvements. Net income in the third quarter of fiscal year 2024 decreased to $3.1 million compared to $4.0 million in the prior year quarter. Adjusted EBITDA in the third quarter of fiscal year 2024 decreased 2% to $7.3 million compared to $7.5 million in the prior year quarter as inflationary increases in labor and higher corporate allocations more than offset the impact to net income and Adjusted EBITDA from the increase in revenue.

Fiscal Year 2024 Outlook

The Company now expects fiscal year 2024 revenue to range between $420.0 million and $430.0 million, Adjusted EBITDA to range between $108.0 million and $113.0 million and free cash flow2 of at least $67.0 million. The Company expects to end fiscal year 2024 with a leverage ratio3 of approximately 3.0x.

2 Free cash flow is defined as Adjusted EBITDA less net replacement capital expenditures and cash paid for interest.
3 Leverage ratio defined as net debt divided by Adjusted EBITDA over the trailing four quarters.

 Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its third quarter 2024 results.

Date: Wednesday, September 4, 2024

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13748082

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay at https://viavid.webcasts.com/starthere.jsp?ei=1681388&tp_key=226d5223a0 and via the investor relations section of the Company’s website at concretepumpingholdings.com. Prior to the conference call, an updated investor presentation will be available on the investor relations section of the Company's website.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through September 11, 2024.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13748082

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of July 31, 2024, the Company provided concrete pumping services in the U.S. from a footprint of approximately 100 branch locations across 21 states, concrete pumping services in the U.K. from approximately 30 branch locations, and route-based concrete waste management services from 20 operating locations in the U.S. and 1 shared location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Forward‐Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," "outlook" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, including the Company's fiscal year 2024 outlook. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the adverse impact of recent inflationary pressures, global economic conditions and developments related to these conditions, such as fluctuations in fuel costs on our business; adverse weather conditions; the outcome of any legal proceedings, rulings or demand letters that may be instituted against or sent to the Company or its subsidiaries; the ability of the Company to grow and manage growth profitably and retain its key employees; the ability to complete targeted acquisitions and to realize the expected benefits from completed acquisitions; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the risk factors in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA, Adjusted EBITDA margin, net debt and free cash flow, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

EBITDA is calculated by taking GAAP net income and adding back interest expense and amortization of deferred financing costs, income tax expense, and depreciation and amortization. Adjusted EBITDA is calculated by taking EBITDA and adding back loss on debt extinguishment, stock-based compensation, changes in the fair value of warrant liabilities, other expense (income), net, goodwill and intangibles impairment and other adjustments. Other adjustments include non-recurring expenses, non-cash currency gains/losses, transaction expenses and interest income. Transaction expenses represent expenses for legal, accounting, and other professionals that were engaged in the completion of various acquisitions. Transaction expenses can be volatile as they are primarily driven by the size of a specific acquisition. As such, the Company excludes these amounts from Adjusted EBITDA for comparability across periods.

The Company believes these non-GAAP measures of financial results provide useful supplemental information to management and investors regarding certain financial and business trends related to our financial condition and results of operations, and as a supplemental tool for investors to use in evaluating our ongoing operating results and trends and in comparing our financial measures with competitors who also present similar non-GAAP financial measures. In addition, these measures (1) are used in quarterly and annual financial reports and presentations prepared for management, our board of directors and investors, and (2) help management to determine incentive compensation. EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for performance measures calculated under GAAP. These non-GAAP measures exclude certain cash expenses that the Company is obligated to make. In addition, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently or may not calculate it at all, which limits the usefulness of EBITDA and Adjusted EBITDA as comparative measures. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented. See below for a reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP.

Net debt is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s term loan and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet. See "Non-GAAP Measures (Reconciliation of Net Debt)" below for a reconciliation of Net Debt to amounts outstanding under debt agreements calculated in accordance with GAAP.

The leverage ratio is defined as the ratio of net debt to Adjusted EBITDA for the trailing four quarters. The Company believes its leverage ratio measures its ability to service its debt and its ability to make capital expenditures. Additionally, the leverage ratio is a standard measurement used by investors to gauge the creditworthiness of an institution.

Free cash flow is defined as Adjusted EBITDA less net replacement capital expenditures and cash paid for interest. This measure is not a substitute for cash flow from operations and does not represent the residual cash flow available for discretionary expenditures, since certain non-discretionary expenditures, such as debt servicing payments, are not deducted from the measure. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor and evaluate the cash flow yield of the business.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA and net debt to the applicable most comparable U.S. GAAP financial measure. However, the Company has not reconciled the forward-looking Adjusted EBITDA guidance range and free cash flow range included in this press release to the most directly comparable forward-looking GAAP measures because this cannot be done without unreasonable effort due to the lack of predictability regarding the various reconciling items such as provision for income tax expense and depreciation and amortization.

Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA, net debt and free cash flow differently and therefore these measures may not be directly comparable to similarly titled measures of other companies.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Group, Inc. Cody Slach 1-949-574-3860 BBCP@gateway-grp.com

Concrete Pumping Holdings, Inc.
Condensed Consolidated Balance Sheets
	As of July 31,	As of October 31,
(in thousands, except per share amounts)	2024	2023
Current assets:
Cash and cash equivalents	$26,333	$15,861
Receivables, net of allowance for doubtful accounts of $1,076 and $978, respectively	56,214	62,976
Inventory	6,568	6,732
Prepaid expenses and other current assets	13,357	8,701
Total current assets	102,472	94,270

Property, plant and equipment, net	423,486	427,648
Intangible assets, net	109,253	120,244
Goodwill	222,964	221,517
Right-of-use operating lease assets	26,734	24,815
Other non-current assets	4,392	14,250
Deferred financing costs	1,489	1,781
Total assets	$890,790	$904,525

Current liabilities:
Revolving loan	$-	$18,954
Operating lease obligations, current portion	4,800	4,739
Finance lease obligations, current portion	-	125
Accounts payable	7,914	8,906
Accrued payroll and payroll expenses	14,795	14,524
Accrued expenses and other current liabilities	38,745	34,750
Income taxes payable	356	1,848
Warrant liability, current portion	-	130
Total current liabilities	66,610	83,976

Long term debt, net of discount for deferred financing costs	372,912	371,868
Operating lease obligations, non-current	22,243	20,458
Finance lease obligations, non-current	-	50
Deferred income taxes	84,050	80,791
Other liabilities, non-current	5,299	14,142
Total liabilities	551,114	571,285

Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of July 31, 2024 and October 31, 2023	25,000	25,000

Stockholders' equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 53,748,023 and 54,757,445 issued and outstanding as of July 31, 2024 and October 31, 2023, respectively	6	6
Additional paid-in capital	385,229	383,286
Treasury stock	(22,275)	(15,114)
Accumulated other comprehensive loss	(617)	(5,491)
Accumulated deficit	(47,667)	(54,447)
Total stockholders' equity	314,676	308,240

Total liabilities and stockholders' equity	$890,790	$904,525

Concrete Pumping Holdings, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended July 31,		Nine Months Ended July 31,
(in thousands, except per share amounts)	2024	2023	2024	2023

Revenue	$109,617	$120,671	$314,390	$322,037
Cost of operations	65,112	71,187	194,804	192,625
Gross profit	44,505	49,484	119,586	129,412
Gross margin	40.6%	41.0%	38.0%	40.2%

General and administrative expenses	27,880	29,937	89,450	87,236
Income from operations	16,625	19,547	30,136	42,176

Interest expense and amortization of deferred financing costs	(6,318)	(7,066)	(19,744)	(21,285)
Change in fair value of warrant liabilities	-	911	130	6,639
Interest income	58	-	148	-
Other income (expense), net	276	262	360	296
Income (loss) before income taxes	10,641	13,654	11,030	27,826

Income tax expense	3,081	3,318	4,250	5,427

Net income (loss)	7,560	10,336	6,780	22,399

Less preferred shares dividends	(440)	(441)	(1,310)	(1,309)

Income (loss) available to common shareholders	$7,120	$9,895	$5,470	$21,090

Weighted average common shares outstanding
Basic	53,699	53,199	53,556	53,377
Diluted	53,775	54,105	54,191	54,263

Net income per common share
Basic	$0.13	$0.18	$0.10	$0.38
Diluted	$0.13	$0.18	$0.10	$0.38

Concrete Pumping Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
	For the Nine Months Ended July 31,
(in thousands, except per share amounts)	2024	2023

Net income	$6,780	$22,399
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash operating lease expense	3,841	3,526
Foreign currency adjustments	(890)	(1,421)
Depreciation	31,345	29,541
Deferred income taxes	2,693	4,140
Amortization of deferred financing costs	1,336	1,414
Amortization of intangible assets	11,482	14,336
Stock-based compensation expense	1,917	3,138
Change in fair value of warrant liabilities	(130)	(6,639)
Net gain on the sale of property, plant and equipment	(1,412)	(1,472)
Other operating activities	72	(93)
Net changes in operating assets and liabilities:
Receivables	7,227	(3,199)
Inventory	301	(970)
Other operating assets	(551)	(875)
Accounts payable	(1,668)	(2,050)
Other operating liabilities	2,131	4,457
Net cash provided by operating activities	64,474	66,232

Cash flows from investing activities:
Purchases of property, plant and equipment	(37,484)	(43,166)
Proceeds from sale of property, plant and equipment	7,472	8,043
Purchases of intangible assets	-	(800)
Net cash used in investing activities	(30,012)	(35,923)

Cash flows from financing activities:
Proceeds on revolving loan	230,398	239,911
Payments on revolving loan	(249,352)	(256,345)
Purchase of treasury stock	(7,161)	(9,679)
Other financing activities	1,343	(81)
Net cash provided by (used in) financing activities	(24,772)	(26,194)
Effect of foreign currency exchange rate changes on cash	782	485
Net increase (decrease) in cash and cash equivalents	10,472	4,600
Cash and cash equivalents:
Beginning of period	15,861	7,482
End of period	$26,333	$12,082

Concrete Pumping Holdings, Inc.
Segment Revenue
	Three Months Ended July 31,		Change
(in thousands, unless otherwise stated)	2024	2023	$	%
U.S. Concrete Pumping	75,213	$87,323	$(12,110)	(13.9)%
U.K. Operations	15,859	17,260	(1,401)	(8.1)%
U.S. Concrete Waste Management Services - Third parties	18,545	16,088	2,457	15.3%
U.S. Concrete Waste Management Services - Intersegment	87	417	(330)	*
Intersegment eliminations	(87)	(417)	330	*
Reportable segment revenue	$109,617	$120,671	$(11,054)	(9.2)%

*Change is not meaningful

	Nine Months Ended July 31,		Change
(in thousands, unless otherwise stated)	2024	2023	$	%
U.S. Concrete Pumping	$216,514	$232,896	$(16,382)	(7.0)%
U.K. Operations	46,813	45,207	1,606	3.6%
U.S. Concrete Waste Management Services - Third parties	51,063	43,934	7,129	16.2%
U.S. Concrete Waste Management Services - Intersegment	331	511	(180)	*
Intersegment eliminations	(331)	(511)	180	*
Reportable segment revenue	$314,390	$322,037	$(7,647)	(2.4)%

* Change is not meaningful

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss)

During the first quarter of fiscal year 2024, the Company moved certain assets and associated revenues and expenses, which were previously categorized in the Company's Other activities, into the U.S. Concrete Pumping segment in order to better align their placement with the manner in which the Company now allocates resources and measures performance. As a result, segment results for prior periods have been reclassified to conform to the current period presentation. In addition, in order to appropriately distribute the use of corporate resources and better align measures with segment performance, beginning in the first quarter of fiscal year 2024, the Company is no longer adding back intercompany allocations to segment Adjusted EBITDA. The Company recast of segment results for the three and nine months ended July 31, 2023 is included below:

	Three Months Ended July 31, 2023				Nine Months Ended July 31, 2023
(in thousands)	U.S. Concrete Pumping	U.K. Operations	U.S. Concrete Waste Management Services	Other	U.S. Concrete Pumping	U.K. Operations	U.S. Concrete Waste Management Services	Other
As Previously Reported
Net income (loss)	$3,517	$1,616	$3,986	$1,217	$2,867	$2,449	$9,526	$7,557
Income tax expense	1,318	545	1,352	103	1,026	831	3,257	313
Depreciation and amortization	10,498	1,879	2,114	216	31,464	5,555	6,214	644
EBITDA	21,670	4,769	7,452	1,536	54,520	10,957	18,997	8,514
Other Adjustments	(1,817)	803	737	-	(5,054)	2,415	2,211	-
Adjusted EBITDA	20,535	5,566	8,190	625	52,363	13,349	21,208	1,875

Recast Adjustment
Net income (loss)	$306	$-	$-	$(306)	$918	$-	$-	$(918)
Income tax expense (benefit)	103	-	-	(103)	313	-	-	(313)
Depreciation and amortization	216	-	-	(216)	644	-	-	(644)
EBITDA	625	-	-	(625)	1,875	-	-	(1,875)
Other Adjustments	1,511	(774)	(737)	-	4,533	(2,322)	(2,211)	-
Adjusted EBITDA	2,136	(774)	(737)	(625)	6,408	(2,322)	(2,211)	(1,875)

Current Report As Adjusted
Net income	$3,823	$1,616	$3,986	$911	$3,785	$2,449	$9,526	$6,639
Income tax expense	1,421	545	1,352	-	1,339	831	3,257	-
Depreciation and amortization	10,714	1,879	2,114	-	32,108	5,555	6,214	-
EBITDA	22,295	4,769	7,452	911	56,395	10,957	18,997	6,639
Other Adjustments	(306)	29	-	-	(521)	93	-	-
Adjusted EBITDA	22,671	4,792	7,453	-	58,771	11,027	18,997	-

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss) Continued

	Net Income (Loss)		Adjusted EBITDA
	Three Months Ended July 31,		Three Months Ended July 31,
(in thousands, unless otherwise stated)	2024	2023	2024	2023	$ Change	% Change
U.S. Concrete Pumping	$3,535	$3,823	$20,100	$22,671	$(2,571)	(11.3)%
U.K. Operations	905	1,616	4,228	4,792	(564)	(11.8)%
U.S. Concrete Waste Management Services	3,120	3,986	7,310	7,453	(143)	(1.9)%
Other	-	911	-	-	-	0.0%
Total	$7,560	$10,336	$31,638	$34,916	$(3,278)	(9.4)%

	Net Income (Loss)		Adjusted EBITDA
	Nine Months Ended July 31,		Nine Months Ended July 31,
(in thousands, unless otherwise stated)	2024	2023	2024	2023	$ Change	% Change
U.S. Concrete Pumping	$(4,309)	$3,785	$48,029	$58,771	$(10,742)	(18.3)%
U.K. Operations	2,433	2,449	11,567	11,027	540	4.9%
U.S. Concrete Waste Management Services	8,526	9,526	18,871	18,997	(126)	(0.7)%
Other	130	6,639	-	-	-	0.0%
Total	$6,780	$22,399	$78,467	$88,795	$(10,328)	(11.6)%

Concrete Pumping Holdings, Inc.
Quarterly Financial Performance

(dollars in millions)	Revenue	Net Income	Adjusted EBITDA[1]	Capital Expenditures[2]	Adjusted EBITDA less Capital Expenditures	Earnings Per Diluted Share

Q4 2022	$115	$9	$36	$48	$(12)	$0.14
Q1 2023	$94	$6	$25	$15	$10	$0.11
Q2 2023	$108	$6	$29	$16	$13	$0.09
Q3 2023	$120	$10	$35	$5	$30	$0.18
Q4 2023	$120	$9	$36	$8	$28	$0.16
Q1 2024	$98	$(4)	$19	$17	$3	$(0.08)
Q2 2024	$107	$3	$28	$7	$21	$0.05
Q3 2024	$110	$8	$32	$6	$26	$0.13

¹ Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” above for a discussion of the definition of this measure and reconciliation of such measure to its most comparable GAAP measure.

[2]Information on M&A or growth investments included in net capital expenditures have been included for relevant quarters below:
*Q4 2022 capex includes approximately $31 million M&A and $13 million growth investment.
*Q1 2023 capex includes approximately $3 million growth investment.
*Q2 2023 capex includes approximately $6 million M&A and $1 million growth investment.
*Q3 2023 capex includes approximately $3 million growth investment.
*Q4 2023 capex includes approximately $3 million growth investment.
*Q1 2024 capex includes approximately $5 million growth investment.
*Q2 2024 capex includes approximately $1 million M&A and $3 million growth investment.
*Q3 2024 capex includes approximately $4 million growth investment.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income to Reported EBITDA to Adjusted EBITDA

	Three Months Ended July 31,		Nine Months Ended July 31,
(dollars in thousands)	2024	2023	2024	2023
Consolidated
Net income	$7,560	$10,336	$6,780	$22,399
Interest expense and amortization of deferred financing costs	6,318	7,066	19,744	21,285
Income tax expense	3,081	3,318	4,250	5,427
Depreciation and amortization	14,491	14,707	42,827	43,877
EBITDA	31,450	35,427	73,601	92,988
Stock based compensation	644	934	1,917	3,138
Change in fair value of warrant liabilities	-	(911)	(130)	(6,639)
Other expense (income), net	(276)	(262)	(360)	(296)
Other adjustments(1)	(180)	(272)	3,439	(396)
Adjusted EBITDA	$31,638	$34,916	$78,467	$88,795

U.S. Concrete Pumping
Net income (loss)	$3,535	$3,823	$(4,309)	$3,785
Interest expense and amortization of deferred financing costs	5,585	6,337	17,577	19,163
Income tax expense (benefit)	1,162	1,421	(426)	1,339
Depreciation and amortization	9,874	10,714	30,374	32,108
EBITDA	20,156	22,295	43,216	56,395
Stock based compensation	644	934	1,917	3,138
Other expense (income), net	(252)	(257)	(279)	(273)
Other adjustments(1)	(448)	(301)	3,175	(489)
Adjusted EBITDA	$20,100	$22,671	$48,029	$58,771

U.K. Operations
Net income	$905	$1,616	$2,433	$2,449
Interest expense and amortization of deferred financing costs	733	729	2,167	2,122
Income tax expense	436	545	1,210	831
Depreciation and amortization	1,907	1,879	5,564	5,555
EBITDA	3,981	4,769	11,374	10,957
Other expense (income), net	(21)	(6)	(71)	(23)
Other adjustments	268	29	264	93
Adjusted EBITDA	$4,228	$4,792	$11,567	$11,027

(1) Other adjustments include the adjustment for non-recurring expenses and non-cash currency gains/losses. For the nine months ended July 31, 2024, other adjustments includes a $3.5 million non-recurring charge related to sales tax litigation.

	Three Months Ended July 31,		Nine Months Ended July 31,
(dollars in thousands)	2024	2023	2024	2023
U.S. Concrete Waste Management Services
Net income	$3,120	$3,986	$8,526	$9,526
Income tax expense	1,483	1,352	$3,466	$3,257
Depreciation and amortization	2,710	2,114	$6,889	$6,214
EBITDA	7,313	7,452	18,881	18,997
Other expense (income), net	(3)	1	(10)	-
Adjusted EBITDA	$7,310	$7,453	$18,871	$18,997

Other
Net income	$-	$911	$130	$6,639
EBITDA	-	911	130	6,639
Change in fair value of warrant liabilities	-	(911)	(130)	(6,639)
Adjusted EBITDA	$-	$-	$-	$-

Concrete Pumping Holdings, Inc.
Reconciliation of Net Debt

	July 31,	October 31,	January 31,	April 30,	July 31,
(in thousands)	2023	2023	2024	2024	2024
Senior Notes	375,000	375,000	375,000	375,000	375,000
Revolving loan draws outstanding	35,699	18,954	13,021	16,428	-
Less: Cash	(11,532)	(15,861)	(14,688)	(17,956)	(26,333)
Net debt	$399,167	$378,093	$373,333	$373,472	$348,667

Concrete Pumping Holdings, Inc.
Reconciliation of Historical Adjusted EBITDA

(dollars in thousands)	Q2 2023	Q3 2023	Q4 2023	Q1 2024	Q2 2024	Q3 2024
Consolidated
Net income (loss)	$5,588	$10,336	$9,391	$(3,826)	$3,046	$7,560
Interest expense and amortization of deferred financing costs	7,348	7,066	6,834	6,463	6,873	6,318
Income tax expense (benefit)	1,465	3,318	3,345	(1,011)	2,180	3,081
Depreciation and amortization	14,721	14,707	14,789	14,097	14,239	14,491
EBITDA	29,122	35,427	34,359	15,723	26,338	31,450
Transaction expenses	24	5	29	-	-	-
Stock based compensation	1,064	934	709	536	737	644
Change in fair value of warrant liabilities	(1,172)	(911)	(260)	(130)	-	-
Other expense (income), net	(13)	(262)	(34)	(39)	(44)	(276)
Other adjustments(1)	(192)	(277)	1,002	3,191	517	(180)
Adjusted EBITDA	$28,833	$34,916	$35,805	$19,281	$27,548	$31,638

(1) Other adjustments include the adjustment for non-recurring expenses and non-cash currency gains/losses. For the first quarter of fiscal year 2024, other adjustments includes a $3.5 million non-recurring charge related to sales tax litigation.